Exhibit 99.1
October 19, 2011
Dear Fellow Stockholders,
Swift Transportation Company (NYSE: SWFT), a multi-faceted transportation services company and the largest truckload carrier in North America, today reported adjusted diluted earnings per share, or Adjusted EPS, of $0.25 per share for the third quarter ended September 30, 2011, compared to $0.13 per share in the same quarter of 2010. Diluted earnings per share for the third quarter of 2011 and 2010, in accordance with GAAP, was $0.22 per share and a loss of $0.02 per share, respectively. A reconciliation of GAAP results to non-GAAP results, as adjusted to exclude certain non-cash or special items, is provided in the schedules following this letter.
A summary of our key results is shown below:

	Three Months Ended September 30,
	2011	2010	2009
	(Unaudited)
	($ in millions, except per share data)

Operating Revenue	$863.8	$758.3	$659.7
Net Revenue[1]	$691.3	$648.9	$581.3
Operating Ratio	89.6%	89.2%	93.1%
Adjusted Operating Ratio	87.0%	87.3%	91.7%
EBITDA	$145.6	$135.7	$118.4
Adjusted EBITDA	$146.4	$135.7	$121.0
Diluted EPS	$0.22	$(0.02)	$(0.07)
Adjusted EPS	$0.25	$0.13	$0.08

[1]	Net Revenue is operating revenue, excluding fuel surcharge revenue
Our Adjusted Operating Ratio, EBITDA and EPS improved year over year due to improvements in volume and pricing, partially offset by increases in fuel and maintenance costs. In addition, the recapitalization of our balance sheet in December 2010 has reduced our interest expense significantly year over year, also driving improvement in our 2011 earnings.
During our mid-quarter conference call held on September 12th, we indicated we were comfortable with the analysts’ consensus estimate for Adjusted EPS, which at the time was $0.22. In addition to achieving this estimate, we realized incremental gains on sale of equipment and better than expected insurance and claims expense, which contributed an additional $0.01 and $0.02, respectively, to our Adjusted EPS for the quarter. More details on these items are provided in the appropriate sections to follow.

Third Quarter Year over Year Trends ($ in millions):

Total Revenue	Net Revenue[1]

Adjusted Operating Ratio	Adjusted EBITDA

We are pleased with the continued favorable trends in our revenues during the third quarter (up 13.9% and 6.5% year-over-year for total and Net Revenue, respectively), as well as our profits. With an 87.0% Adjusted Operating Ratio, we have now been below 90% for four of the last five quarters, a trend we will continue to pursue. Our Adjusted EBITDA of $146.4 million represents the second highest quarterly Adjusted EBITDA in the history of Swift, trailing only the fourth quarter of 2010. These various accomplishments were driven by a variety of factors, which we will cover throughout this letter.

Trucking Revenue and Metrics
A summary of our year over year trends for the third quarter associated with our truckload service offerings are as follows:

Trucking Revenue[1] ($ in millions)	Weekly Trucking Revenue per Tractor[1]

Trucking revenue is the revenue from our truckload service offerings and excludes fuel surcharge revenue. Such revenue increased 6.8% to $609.2 million in the third quarter of 2011 compared to the same quarter in 2010, but more importantly, our weekly trucking revenue per tractor (which is a combination of our loaded utilization and our loaded rate per mile) exceeded $3,000 for the second quarter in a row. This improvement was driven by a 2.9% increase in our loaded miles in the third quarter of 2011 compared to the third quarter of 2010 and a 3.8% year over year increase in our revenue per loaded mile, excluding fuel surcharges.
Another key statistic for our truckload service offering is deadhead percentage, which represents the percent of total miles driven without a load. As you can see from the chart below, we have continued to improve in this measure, recording 11.5% deadhead for the third quarter of 2011, which is a 40 bps and 120 bps reduction from the third quarter of 2010 and 2009, respectively.
Deadhead Percentage
We are excited about the opportunities we have for continued improvement in our operating metrics as we focus on our network engineering and several other initiatives. In October, we launched “Plus 1”, the goal of which is to add an additional load per week to each driver on average. This program should benefit Swift by increasing the utilization of our equipment and should benefit our drivers by increasing their take-home pay by running more miles. Finally, the sequential trends of our average operational truck counts are shown below:

Owner Operator Truck Count	Total Operational Truck Count

We have continued to grow our owner operator fleet, with sequential growth of 4.2% during the third quarter. A portion of this growth was associated with the four new Wal*Mart facilities we began servicing in September. We hired approximately 150 owner-operators from the incumbent carrier and repositioned an additional 190 company trucks into these facilities during the quarter. The preparation and start-up activities negatively impacted our productivity in September, but all facilities are now up and running smoothly. Our total operational truck count was sequentially flat for the quarter, which reflects our owner operator growth and a reduction in our Company fleet, consistent with the guidance we have given on previous calls. We expect the total operational truck count to be relatively consistent for the remainder of 2011.
Other Revenue
($ in millions)
Other Revenue includes revenue generated by our intermodal and brokerage lines of business, as well as revenue generated by our service offerings to our owner operators, including shop maintenance, tractor leasing, and insurance. In the third quarter of 2011, Other Revenue increased 4.8% compared to the same quarter in 2010.

Our intermodal business is a combination of two different service offerings, container on flat car (COFC) and trailer on flat car (TOFC), and as we discussed on our second quarter earnings conference call, our TOFC business has declined over the past year for a variety of reasons. TOFC revenue in the third quarter of 2011 was down 58% year over year, but sequentially was up 34% over the second quarter of 2011. Our COFC revenue is continuing its momentum with 14% growth in the third quarter of 2011 compared to the third quarter of 2010, and sequential growth of 16%.

Operating Expenses
The table below highlights some of our cost categories for the third quarter of 2011 compared to the third quarter of 2010 and the second quarter of 2011, showing each as a percent of Net Revenue, which excludes fuel surcharge revenue. Fuel surcharge revenue is volatile and primarily dependent upon the cost of fuel and not specifically related to our non-fuel operational expenses. Therefore, we believe that using Net Revenue, which excludes fuel surcharge revenue, is a better measure for analyzing our expenses and operating metrics.

		YOY					QOQ
Q3 ’11	Q3 ’10	Variance[1]		($ in millions)	Q3 ’11	Q2 ’11	Variance[1]
$863.8	$758.3	14%		Total Revenue	$863.8	$850.5	2%
(172.5)	(109.4)	58%		Less: Fuel Surcharge Revenue	(172.5)	(178.3)	-3%

$691.3	$648.9	7%		Net Revenue	$691.3	$672.2	3%

$197.0	$187.3	-5%		Salaries, Wages & Benefits	$197.0	$202.6	3%
28.5%	28.9%	36	bps	% of Net Revenue	28.5%	30.1%	163	bps

$61.8	$59.1	-5%		Operating Supplies & Expenses	$61.8	$58.8	-5%
8.9%	9.1%	17	bps	% of Net Revenue	8.9%	8.7%	-20	bps

$21.3	$22.9	7%		Insurance & Claims	$21.3	$27.9	24%
3.1%	3.5%	45 bps		% of Net Revenue	3.1%	4.1%	107	bps

$6.8	$6.4	-6%		Communcation & Utilities	$6.8	$6.3	-8%
1.0%	1.0%	0 bps		% of Net Revenue	1.0%	0.9%	-4	bps

$16.5	$14.3	-15%		Operating Taxes & Licenses	$16.5	$15.5	-6%
2.4%	2.2%	-17 bps		% of Net Revenue	2.4%	2.3%	-8	bps

[1]	Positive numbers represent favorable variances, negative numbers represent unfavorable variances
Our salaries, wages and benefits increased approximately 5% year over year on a 7% increase in Net Revenue, resulting in the percent of Net Revenue decreasing from 28.9% to 28.5%. Total driver wages increased year over year as a result of a 0.4% increase in miles driven by company drivers. Additionally, we experienced an increase in health care costs and other employee benefits. Sequentially, salaries, wages and benefits decreased from $202.6 million to $197.0 million due to a decrease in the number of miles driven by company drivers associated with the shift between company drivers and owner operators discussed above, and a reduction in workers compensation expense.
Operating supplies and expenses increased $2.7 million from the third quarter of 2010 driven by an increase in equipment maintenance due to an older fleet and higher tire prices. This increase was partially offset by a decrease in legal and other outsourced corporate services. Sequentially, operating supplies and expenses increased $3.0 million driven primarily by an increase in tire prices, on-road costs, and chassis and other intermodal expenses.

Insurance and claims expense decreased $1.6 million from the third quarter of 2010 and was 3.1% of Net Revenue, which was better than anticipated. During the current quarter, we had favorable actuarial adjustments in the prior year loss layers as the development of claims from prior year has been better than the actuarial models previously projected. On a year-to-date basis our 2011 insurance and claims expense is 3.6% of Net Revenue as compared to 3.5% of Net Revenue on full year 2010 results.
Fuel Expense
Fuel expense was $159.7 million or an increase of 36.6% over the third quarter of 2010. We collect fuel surcharge revenue from our customers to help mitigate the increases in fuel prices, as measured through the Department of Energy (D.O.E.) Diesel Fuel Index. We pass on a portion of our fuel surcharge revenue to our owner-operators and other third parties, such as the railroads, who also must pay for fuel. To evaluate the effectiveness of our fuel surcharges, we deduct the portion we pay to third parties, then subtract the remaining company-related fuel surcharge revenue from our fuel expense. This calculation is shown below:

Q3 ’11	Q3 ’10	($ in millions, except D.O.E Diesel Fuel Index)	Q3 ’11	Q2 ’11
$159.7	$116.9	Fuel Expense	$159.7	$168.5
18.5%	15.4%	% of Total Revenue	18.5%	19.8%

$172.5	$109.4	Fuel Surcharge Revenue (FSR)	$172.5	$178.3
(68.0)	(39.0)	Less: FSR Reimbursed to Third Parties	(68.0)	(67.2)

$104.5	$70.4	Company Fuel Surcharge Revenue	$104.5	$111.2

$159.7	$116.9	Fuel Expense	$159.7	$168.5
(104.5)	(70.4)	Less: Company FSR	(104.5)	(111.2)

$55.2	$46.5	Net Fuel Expense	$55.2	$57.4

8.0%	7.2%	% of Net Revenue	8.0%	8.5%

$3.867	$2.940	Average D.O.E. Diesel Fuel Index	$3.867	$4.017
31.5%	13.0%	Year over Year % Change	31.5%	32.6%
Net fuel expense was $55.2 million for the third quarter of 2011, which is an increase of $8.7 million in the net expense, or 80 bps as a percent of Net Revenue, over the third quarter of 2010. This increase was primarily due to the 31.5% increase in average fuel prices year over year, as seen in the D.O.E. Index chart below, resulting in less effective fuel recovery. Compared to the second quarter of 2011, the average diesel fuel cost per gallon decreased, providing a benefit from the lag effect in our fuel recovery, evidenced by the 50 bps decrease in net fuel expense as a percent of Net Revenue in the third quarter compared to the second quarter of 2011.

Department of Energy Diesel Fuel Index
Purchased Transportation
Purchased transportation includes payments to owner-operators, railroads and other third parties we use for intermodal drayage and other brokered business. In the third quarter of 2011, this expense increased $35.8 million over the third quarter of 2010. A portion of the payments made to our partners is for fuel reimbursements; this portion increased $29.0 million year over year primarily due to the increase in diesel prices discussed above.

Q3 ’11	Q3 ’10	($ in millions)	Q3 ’11	Q2 ’11
$234.7	$198.9	Purchased Transportation	$234.7	$223.7
27.2%	26.2%	% of Total Revenue	27.2%	26.3%

(68.0)	(39.0)	Less: FSR Reimbursed to Third Parties	(68.0)	(67.2)

$166.7	$159.9	Net Purchased Transportation	$166.7	$156.5
24.1%	24.6%	% of Net Revenue	24.1%	23.3%
Excluding fuel reimbursements, net purchased transportation increased $6.8 million year over year as a result of an increase in miles driven by owner operators. As a percent of Net Revenue, net purchased transportation decreased by 50 bps year over year as a result of a decrease in intermodal miles combined with the 3.8% increase in trucking revenue per loaded mile. Sequentially, net purchased transportation increased $10.2 million or from 23.3% of Net Revenue to 24.1%. This increase was due to the increase in the percentage of total miles driven by owner operators as well as the sequential growth in the intermodal business discussed above.

Rental Expense and Depreciation & Amortization of Property and Equipment
Due to fluctuations in the amount of tractors leased versus owned, we combine our rental expense with depreciation and amortization of property and equipment for analytical purposes as shown in the table below:

Q3 ’11	Q3 ’10	($ in millions)	Q3 ’11	Q2 ’11
$23.7	$19.2	Rental Expense	$23.7	$19.2
3.4%	3.0%	% of Net Revenue	3.4%	2.9%

$51.1	$48.0	Depreciation & Amortization of Property and Equipment	$51.1	$51.6
7.4%	7.4%	% of Net Revenue	7.4%	7.7%

$74.7	$67.2	Combined Rental Expense and Depreciation	$74.7	$70.8
10.8%	10.4%	% of Net Revenue	10.8%	10.5%
Combined rental and depreciation expense in the third quarter of 2011 increased $7.5 million to $74.7 million from the third quarter of 2010 and has increased as a percent of Net Revenue from 10.4% to 10.8%. The dollar increase is primarily due to the growth in owner-operators who finance their equipment from the company, growth in trailers and intermodal containers, and an increase in the cost of new equipment. As we discussed on our second quarter conference call, we received several hundred new trucks late in the second quarter which elevated our truck count at the end of the period. We worked through the corresponding backlog in the third quarter and our total fleet is now back in line with prior quarters as shown in the table below:

	9/30/2011	6/30/2011	3/31/2011	12/31/2010
Tractors:
Company
Owned[1]	6,432	6,983	6,991	6,844
Leased — operating leases	2,837	3,043	2,378	2,331
Leased — capital leases[1]	2,562	2,740	2,742	3,048

Total company tractors	11,831	12,766	12,111	12,223

Owner-operator
Financed through the Company	3,092	2,974	2,768	2,813
Other	1,222	1,128	1,197	1,054

Total owner-operator tractors	4,314	4,102	3,965	3,867

Total tractors	16,145	16,868	16,076	16,090

Trailers	49,935	49,256	49,366	48,992

Containers	5,873	5,731	5,042	4,842

[1]	Q1 ’11 and Q2 ’11 adjusted for reclass of tractors previously reported as capital leases, which were purchased at the end of leases.
Gain on Disposal of Property and Equipment
Gain on disposal of property and equipment was $2.9 million in the third quarter of 2011 compared to $1.8 million in the third quarter of 2010. We disposed of a large volume of equipment in the third quarter and much of this equipment was not covered by trade agreements with the manufacturers. Therefore, given the strong used equipment market, we benefited by larger than normal gains on sale of equipment in the quarter.

Taxes
Our effective tax rate in the third quarter of 2011 was 38.9%, which included a benefit from favorably concluding our 2005-2007 federal tax audit. We expect the fourth quarter and full year 2011 effective tax rate to be approximately 43% and 41%, respectively. As a reminder, we use a tax rate of 39% for our Adjusted EPS calculations, which is our expected effective tax rate after the full amortization of certain deferred tax assets primarily related to terminated interest rate swaps is completed in August of 2012.
Balance Sheet & Debt Update
The most important changes to our balance sheet during the quarter are regarding our debt and capital lease balances. In August, we called the remaining $11 million of floating rate notes that were originally issued in 2007 with an interest rate of LIBOR plus 775 basis points. We also paid down $15.4 million of capital leases and in late September we made a voluntary $75 million prepayment on our term loan. As we had discussed in the 8-K announcing the prepayment, during the quarter we finalized several months of dialogue with our insurance brokers and regulators, which resulted in the release of approximately $20 million of cash that was previously restricted as of June 2011 (approximately $10 million of which was restricted as of December 2010). This enabled us to make a larger payment on the term loan sooner than we had anticipated. The reduction in interest expense resulting from the capital lease and debt repayments is approximately $6 million on an annual basis. A comparison of our debt balances between June and September 2011 is below:

June 30, 2011	June 1, 2011	($ in millions)	September 1, 2011	September 1, 2011
Carrying Value [1]	Face Value	Type of Debt	Carrying Value [1]	Face Value
176	176	A/R Securitization	180	180
1,000	1,009	Term Loan	925	934
491	500	Fixed Rate Notes	491	500
16	16	Fixed Rate Notes	16	16
11	11	Floating Rate Notes	—	—
169	169	Capital Leases	154	154
3	3	Other	2	2

1,866	1,884	Total Debt	1,768	1,786

(45)	(45)	Less: Unrestricted Cash	(40)	(40)

1,821	1,839	Net Debt	1,728	1,746

[1]	Carrying value on balance sheet is net of OID

As of the end of September, we have reduced our leverage ratio to 3.2 and as we have stated previously, our goal is to continue to reduce this ratio through EBITDA growth and debt repayments. Further, we continue to maintain compliance with the financial covenants in our senior secured credit agreement as of the end of the quarter.
Net Debt and Leverage Ratio
Capital Expenditures
Net cash capital expenditures were $26.4 million in the third quarter of 2011, net of $30.5 million of proceeds from the sale of equipment. Therefore, gross cash capital expenditures were $56.9 million. Additionally, we brought in $64.7 million worth of equipment on operating leases, of which approximately $30.4 million was for owner-operators through our International Equipment Leasing (“IEL”) subsidiary. These new leases were primarily used to replace equipment with original values of $39.8 million whose leases terminated in the quarter and additional leases that expire in the fourth quarter.

($ in millions)	Q3 2011	YTD 2011	YTD 2010
Net Cash Capital Expenditures	$26.4	$121.2	$77.6
Addback: Proceeds from Sales	$30.5	$46.9	$30.5

Gross Cash Capital Expenditures	$56.9	$168.1	$108.1

Capital Leases	$—	$0.7	$54.1
Operating Leases	$64.7	$196.9	$7.8

Gross Investment in Equipment & Facilities	$121.6	$365.7	$170.0

Original Value of Expired Leases

($ in millions)	Q3 2011	YTD 2011	YTD 2010
Capital Leases	$18.7	$47.6	$—
Operating Leases	$21.1	$45.4	$15.5

Total	$39.8	$93.0	$15.5

Liquidity Summary

($ in millions)	9/30/2011	12/31/2010

Unrestricted Cash	$40.2	$47.5

Total Revolver Commitment	$400.0	$400.0
Less: Amount Drawn	$—	$—
Amounts under LOC	$(166.7)	$(153.2)

Available Under Revolver	$233.3	$246.8

Total Available under AR Facility	$259.6	$174.0
Less: Amount Drawn	$(180.0)	$(171.5)

Available Under AR Facility	$79.6	$2.5

Total Liquidity	$353.1	$296.8

Restricted Cash	$74.6	$84.6

Total Liquidity Including Restricted Cash	$427.7	$381.4

Our liquidity position at September 30, 2011 was very healthy with a total of $427.7 million available to us including $40.2 million of unrestricted cash and $74.6 million of cash restricted in our captive insurance companies, which is reserved for the future payment of claims incurred to date. Our $400 million revolving credit facility was undrawn, and we had $166.7 million of letters of credit outstanding primarily for insurance collateral purposes, leaving $233.3 million available. Additionally, we had $79.6 million available on our accounts receivable securitization facility.
Summary
In summary, we are pleased with the results for the quarter. We are grateful for the effort and focus our dedicated employees bring to work every day which has been a critical component to our success. We will continue to focus on improving the utilization of our resources, streamlining our processes, and above all, exercising discipline. We maintain our quest to become Best in Class, with the goal of maximizing the value to you, the stockholder.
Sincerely,

Jerry Moyes	Richard Stocking	Ginnie Henkels
Chief Executive Officer	Chief Operating Officer	Chief Financial Officer

Conference Call Q&A Session
Swift Transportation management will host a webcast Q&A session at 1:00 p.m. Eastern Time on Friday, October 21 to answer questions about the Company’s financial results. Please email your questions to Investor_Relations@swifttrans.com prior to market close on Thursday, October 20th.
Participants may access the call using the following dial-in numbers:
U.S./Canada: (866) 379-9391
International/Local: (706) 634-0901
Conference ID: 17309656
The live webcast, letter to stockholders, transcript of the Q&A, and the replay of the earnings Q&A session can be accessed via our invester relations website at ir.swifttrans.com.
IR Contact:
Jason Bates
Vice President Finance &
Investor Relations Officer
623.907.7335
Forward Looking Statements & Use of Non-GAAP Measures
This letter contains statements that may constitute forward-looking statements, which are based on information currently available, usually identified by words such as “anticipates,” “believes,” “estimates”, “plans,” “projects,” “expects,” “intends,” “will,” “could,” “may,” or similar expressions which speak only as of the date the statement was made. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning: trends relating to our operations, leverage, revenue, expenses, effective tax rate for the full year 2011, fleet size and composition between company and owner operator trucks, profitability and related metrics; the benefits we expect from our Plus 1 strategic initiative; And the benefits of our driver benefit programs. Such forward-looking statements are inherently uncertain, are based upon the current beliefs, assumptions and expectations of Company management and current market conditions, which are subject to significant risks and uncertainties as set forth in the Risk Factor Section of our Annual Report Form 10-K. As to the Company’s business and financial performance, the following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the amount and velocity of changes in fuel prices and our ability to recover fuel prices through our fuel surcharge program; the direction and duration of any trends, in pricing and volumes; assumptions regarding demand; any future recessionary economic cycles and downturns in customers’ business cycles, particularly in market segments and industries in which we have a significant concentration of customers; increasing competition from trucking, rail, intermodal, and brokerage competitors; a significant reduction in, or termination of, our trucking services by a key customer; our ability to sustain cost savings realized as part of our recent cost reduction initiatives; our ability to achieve our strategy of growing our revenue; our history of net losses; volatility in the price or availability of fuel; increases in new equipment prices or replacement costs; our significant ongoing capital requirements; the regulatory environment in which we operate, including existing regulations and changes in existing regulations, or violations by us of existing or future regulations; the costs of environmental and safety compliance and/or the imposition of liabilities under environmental and safety laws and regulations; difficulties in driver recruitment and retention; increases in driver compensation to the extent not offset by increases in freight rates; potential volatility or decrease in the amount of earnings as a result of our claims exposure through our wholly-owned captive insurance companies; risks relating to our captive insurance companies; uncertainties associated with our operations in Mexico; our ability to attract and maintain relationships with owner operators; the possible re-classification of our owner operators as employees; our ability to retain or replace key personnel; conflicts of interest or potential litigation that may arise from other businesses owned by Jerry Moyes; potential failure in computer or communications systems; our labor relations; our ability to execute or integrate any future acquisitions successfully; seasonal factors such as harsh weather conditions that increase operating costs; goodwill impairment; compliance with federal securities laws; and our ability to service our outstanding indebtedness, including compliance with our indebtedness covenants, and the impact such indebtedness may have on the way we operate our business. You should understand that many important factors, in addition to those listed above and in our filings with the SEC, could impact us financially. As a result of these and other factors, actual results may differ from those set forth in the forward-looking statements and the prices of the Company’s securities may fluctuate dramatically. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events, new information or changes in these expectations. In addition to our GAAP results, this presentation also includes certain non-GAAP financial measures as defined by the SEC. The calculation of each measure, including a reconciliation to the most closely related GAAP measure and the reasons management believes each non-GAAP measure is useful, are included in the attached schedules.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(Unaudited)
	(Amounts in thousands, except per share data)

Operating revenue	$863,826	$758,281	$2,473,185	$2,149,296

Operating expenses:
Salaries, wages and employee benefits	197,046	187,299	595,078	552,020
Operating supplies and expenses	61,794	59,099	177,664	161,150
Fuel	159,719	116,899	478,537	338,475
Purchased transportation	234,743	198,910	652,460	572,401
Rental expense	23,685	19,187	60,898	57,583
Insurance and claims	21,252	22,898	71,853	72,584
Depreciation and amortization of property and equipment	51,058	48,027	152,969	156,449
Amortization of intangibles	4,509	4,955	13,853	15,632
Impairments	—	—	—	1,274
Gain on disposal of property and equipment	(2,946)	(1,808)	(5,901)	(5,013)
Communication and utilities	6,819	6,408	19,614	18,962
Operating taxes and licenses	16,450	14,307	47,167	41,297

Total operating expenses	774,129	676,181	2,264,192	1,982,814

Operating income	89,697	82,100	208,993	166,482

Other (income) expenses:
Interest expense	36,629	64,095	110,761	189,459
Derivative interest expense	3,384	16,963	12,067	58,969
Interest income	(562)	(297)	(1,500)	(800)
Other	(380)	(612)	(1,555)	(2,452)

Total other (income) expenses, net	39,071	80,149	119,773	245,176

Income (loss) before income taxes	50,626	1,951	89,220	(78,694)
Income tax expense (benefit)	19,676	2,970	35,482	(1,595)

Net income (loss)	$30,950	$(1,019)	$53,738	$(77,099)

Basic earnings (loss) per share	$0.22	$(0.02)	$0.39	$(1.28)

Diluted earnings (loss) per share	$0.22	$(0.02)	$0.38	$(1.28)

Shares used in per share calculations
Basic	139,498	60,117	139,039	60,117

Diluted	139,503	60,117	139,709	60,117

ADJUSTED EPS RECONCILIATION (UNAUDITED) (a)
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2011, 2010 AND 2009

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2011	2010	2009	2011	2010	2009

Diluted earnings (loss) per share	$0.22	$(0.02)	$(0.07)	$0.38	$(1.28)	$(1.31)

Adjusted for:
Income tax expense (benefit)	0.14	0.05	0.06	0.25	(0.03)	0.09

Income (loss) before income taxes	0.36	0.03	(0.01)	0.64	(1.31)	(1.21)

Non-cash impairments(b)	—	—	—	—	0.02	0.01
Other special non-cash items(c)	—	—	—	—	0.12	—
Mark-to-market adjustment of interest rate swaps(d)	—	0.11	—	—	0.39	(0.06)
Amortization of certain intangibles(e)	0.03	0.08	0.09	0.09	0.25	0.28
Amortization of unrealized losses on interest rate swaps(f)	0.02	—	—	0.09	—	—
Excludable transaction costs (g)	—	—	0.04	—	—	0.04

Adjusted income (loss) before income taxes	0.42	0.22	0.13	0.82	(0.53)	(0.94)
Provision for income tax (benefit) expense at normalized effective rate	0.16	0.09	0.05	0.32	(0.21)	(0.37)

Adjusted EPS	$0.25	$0.13	$0.08	$0.50	$(0.32)	$(0.57)

(a)
We define Adjusted EPS as (1) income (loss) before income taxes plus (i) amortization of the intangibles from our 2007 going-private transaction, (ii) non-cash impairments, (iii) other special non-cash items, (iv) excludable transaction costs, (v) the mark-to-market adjustment on our interest rate swaps that is recognized in the statement of operations in a given period, and (vi) the amortization of previous losses recorded in accumulated other comprehensive income related to the interest rate swaps we terminated upon our IPO and refinancing transactions in December 2010; (2) reduced by income taxes at 39%, our normalized effective tax rate; (3) divided by weighted average diluted shares outstanding. We believe the presentation of financial results excluding the impact of the items noted above provides a consistent basis for comparing our results from period to period and to those of our peers due to the non-comparable nature of the intangibles from our going-private transaction, the historical volatility of the interest rate derivative agreements and the non-operating nature of the impairment charges, transaction costs and other adjustment items. Adjusted EPS is not presented in accordance with GAAP and should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP. The numbers reflected in the above table are calculated on a per share basis and may not foot due to rounding.

(b)
Revenue equipment with a carrying amount of $3.6 million was written down to its fair value of $2.3 million, resulting in a pre-tax impairment charge of $1.3 million in the first quarter of 2010 and non-operating real estate properties held and used with a carrying amount of $2.1 million were written down to their fair value of $1.6 million, resulting in a pre-tax impairment charge of $0.5 million in the first quarter of 2009.

(c)
Incremental pre-tax depreciation expense of $7.4 million reflecting management’s revised estimates regarding salvage value and useful lives for approximately 7,000 dry van trailers, which management decided during the first quarter of 2010 to scrap over the next few years.

(d)
Mark-to-market adjustment of interest rate swaps of $6.6 million and $71 thousand in the three months ended September 30, 2010 and 2009, respectively, and $23.4 million and $3.4 million in the nine months ended September 30, 2010 and 2009, respectively, reflects the portion of the change in fair value of these financial instruments which was recorded in earnings and excludes any portion recorded in accumulated other comprehensive income under cash flow hedge accounting.

(e)
Amortization of certain intangibles reflects the non-cash amortization expense of $4.2 million, $4.6 million and $5.4 million for the three months ended September 30, 2011, 2010 and 2009, respectively, and $13.0 million, $14.8 million and $16.7 million for the nine months ended September 30, 2011, 2010 and 2009, respectively, relating to certain intangible assets identified in the 2007 going-private transaction through which Swift Corporation acquired Swift Transportation Co.

(f)
Amortization of unrealized losses on interest rate swaps reflects the non-cash amortization expense of $3.4 million and $12.1 million for the three and nine months ended September 30, 2011, respectively, included in derivative interest expense in the consolidated statements of operations and is comprised of previous losses recorded in accumulated other comprehensive income related to the interest rate swaps we terminated upon our IPO and concurrent refinancing transactions in December 2010. Such losses were incurred in prior periods when hedge accounting applied to the swaps and are being expensed in relation to the hedged interest payments through the original maturity of the swaps in August 2012.

(g)
$0.3 million of pre-tax transaction costs in the third quarter of 2009 related to an amendment to our previous senior secured credit facility and the concurrent senior secured notes amendments, and $2.3 million of pre-tax transaction costs during the third quarter of 2009 related to our cancelled bond offering.

ADJUSTED OPERATING INCOME AND OPERATING RATIO RECONCILIATION (UNAUDITED) (a)
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2011, 2010 AND 2009

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2011	2010	2009	2011	2010	2009
	(Amounts in thousands)
Operating revenue	$863,826	$758,281	$659,723	$2,473,185	$2,149,296	$1,903,051
Less: Fuel surcharge revenue	172,537	109,420	78,383	488,670	310,339	188,669

Net Revenue	691,289	648,861	581,340	1,984,515	1,838,957	1,714,382

Operating expense	774,129	676,181	613,964	2,264,192	1,982,814	1,817,944
Adjusted for:
Fuel surcharge revenue	(172,537)	(109,420)	(78,383)	(488,670)	(310,339)	(188,669)
Non-cash impairments (b)	—	—	—	—	(1,274)	(515)
Other items (c)	—	—	—	—	(7,382)	—
Excludable transaction costs (d)	—	—	(2,602)	—	—	(2,602)

Adjusted operating expense	601,592	566,761	532,979	1,775,522	1,663,819	1,626,158

Adjusted operating income	$89,697	$82,100	$48,361	$208,993	$175,138	$88,224

Adjusted Operating Ratio (e)	87.0%	87.3%	91.7%	89.5%	90.5%	94.9%
Operating Ratio	89.6%	89.2%	93.1%	91.5%	92.3%	95.5%

(a)
We define Adjusted Operating Ratio as (a) total operating expenses, less (i) fuel surcharge revenue, (ii) non-cash impairment charges, (iii) certain other items, and (iv) excludable transaction costs, as a percentage of (b) total revenue excluding fuel surcharge revenue. We believe fuel surcharge is sometimes volatile and eliminating the impact of this source of revenue (by netting fuel surcharge revenue against fuel expense) affords a more consistent basis for comparing our results of operations. We also believe excluding impairments and other special items enhances the comparability of our performance from period to period. Adjusted Operating Ratio is not a recognized measure under GAAP. Adjusted Operating Ratio should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.

(b)
Revenue equipment with a carrying amount of $3.6 million was written down to its fair value of $2.3 million, resulting in a pre-tax impairment charge of $1.3 million in the first quarter of 2010 and non-operating real estate properties held and used with a carrying amount of $2.1 million were written down to their fair value of $1.6 million, resulting in a pre-tax impairment charge of $0.5 million in the first quarter of 2009.

(c)
Incremental pre-tax depreciation expense of $7.4 million reflecting management’s revised estimates regarding salvage value and useful lives for approximately 7,000 dry van trailers, which management decided during the first quarter of 2010 to scrap over the next few years.

(d)
$0.3 million of pre-tax transaction costs in the third quarter of 2009 related to an amendment to our previous senior secured credit facility and the concurrent senior secured notes amendments, and $2.3 million of pre-tax transaction costs during the third quarter of 2009 related to our cancelled bond offering.

(e)
We have not included adjustments to Adjusted Operating Ratio to reflect the non-cash amortization expense of $4.2 million, $4.6 million and $5.4 million for the three months ended September 30, 2011, 2010 and 2009, respectively, and $13.0 million, $14.8 million and $16.7 million for the nine months ended September 30, 2011, 2010 and 2009, respectively, relating to certain intangible assets identified in the 2007 going-private transaction through which Swift Corporation acquired Swift Transportation Co.

ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (UNAUDITED) (a)
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2011, 2010 AND 2009

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2011	2010	2009	2011	2010	2009
	(Amounts in thousands)
Net income (loss)	$30,950	$(1,019)	$(4,028)	$53,738	$(77,099)	$(78,515)

Adjusted for:
Depreciation and amortization of property and equipment	51,058	48,027	55,735	152,969	156,449	175,889
Amortization of intangibles	4,509	4,955	5,731	13,853	15,632	17,589
Interest expense	36,629	64,095	45,132	110,761	189,459	138,340
Derivative interest expense	3,384	16,963	12,764	12,067	58,969	30,694
Interest income	(562)	(297)	(599)	(1,500)	(800)	(1,370)
Income tax expense (benefit)	19,676	2,970	3,710	35,482	(1,595)	5,674

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$145,644	$135,694	$118,445	$377,370	$341,015	$288,301

Non-cash equity compensation (b)	781	—	—	5,524	—	—
Non-cash impairments (c)	—	—	—	—	1,274	515
Excludable transaction costs (d)	—	—	2,602	—	—	2,602

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$146,425	$135,694	$121,047	$382,894	$342,289	$291,418

(a)
We define Adjusted EBITDA as net income (loss) plus (i) depreciation and amortization, (ii) interest and derivative interest expense, including other fees and charges associated with indebtedness, net of interest income, (iii) income tax expense (benefit), (iv) non-cash equity compensation expense, (v) non-cash impairments, (vi) other special non-cash items, and (vii) excludable transaction costs. We believe that Adjusted EBITDA is a relevant measure for estimating the cash generated by our operations that would be available to cover capital expenditures, taxes, interest and other investments and that it enhances an investor’s understanding of our financial performance. We use Adjusted EBITDA for business planning purposes and in measuring our performance relative to that of our competitors. Our method of computing Adjusted EBITDA is consistent with that used in our senior secured credit agreement for covenant compliance purposes and may differ from similarly titled measures of other companies. Adjusted EBITDA is not a recognized measure under GAAP. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, net income, cash flow from operations, operating income or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows as a measure of liquidity.

(b)
Represents recurring non-cash equity compensation expense following our IPO, on a pre-tax basis. In accordance with the terms of our senior credit agreement, this expense is added back in the calculation of Adjusted EBITDA for covenant compliance purposes.

(c)
Revenue equipment with a carrying amount of $3.6 million was written down to its fair value of $2.3 million, resulting in a pre-tax impairment charge of $1.3 million in the first quarter of 2010 and non-operating real estate properties held and used with a carrying amount of $2.1 million were written down to their fair value of $1.6 million, resulting in a pre-tax impairment charge of $0.5 million in the first quarter of 2009.

(d)
$0.3 million of pre-tax transaction costs in the third quarter of 2009 related to an amendment to our previous senior secured credit facility and the concurrent senior secured notes amendments, and $2.3 million of pre-tax transaction costs during the third quarter of 2009 related to our cancelled bond offering.

OPERATING STATISTICS (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Trucking revenue (1,2)	$609,226	$570,521	$1,766,215	$1,625,672
Weekly trucking revenue per tractor (2)	$3,054	$2,949	$2,990	$2,859
Deadhead miles percentage	11.49%	11.94%	11.79%	12.02%
Average loaded length of haul (miles)	427	444	428	439

Average tractors available for dispatch
Company	10,980	10,833	11,079	10,787
Owner Operator	4,200	3,885	4,068	3,794

Total	15,180	14,718	15,147	14,581

Notes to Operating Statistics:

(1)	In thousands.

(2)	Excludes fuel surcharge, rail, third party carrier, leasing, and other shop and miscellaneous revenue.

SELECTED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)
AS OF SEPTEMBER 30, 2011 AND DECEMBER 31, 2010

	September 30, 2011	December 31, 2010
	(Amounts in thousands)
Cash and cash equivalents	$40,177	$47,494
Restricted cash	74,574	84,568
Accounts receivable, net	334,504	276,879
Property and equipment, net	1,291,987	1,339,638
Intangible assets, net	354,891	368,744
Goodwill	253,256	253,256
Other assets	194,778	197,316

Total assets	$2,544,167	$2,567,895

Total debt and capital lease obligations (1)	1,587,714	1,774,100
Securitization of accounts receivable	180,000	171,500
Other liabilities	730,464	705,466

Total liabilities	2,498,178	2,651,066

Stockholders’ equity (deficit)	45,989	(83,171)

Total liabilities and stockholders’ equity (deficit)	$2,544,167	$2,567,895

Notes to Selected Consolidated Balance Sheet Data:

(1)
Total debt and capital lease obligations as of September 30, 2011 includes $925.1 million net carrying value of senior secured first lien term loan, $491.0 million net carrying value of senior second priority secured notes, $15.6 million of unsecured fixed rate notes, and $156.0 million of other secured indebtedness and capital lease obligations. Total debt and capital lease obligations as of December 31, 2010 includes $1,059.4 million net carrying value of senior secured first lien term loan, $490.0 million net carrying value of senior second priority secured notes, $11.0 million of unsecured floating rate notes, $15.6 million of unsecured fixed rate notes, and $198.1 million of other secured indebtedness and capital lease obligations.

SELECTED CONSOLIDATED CASH FLOW DATA (UNAUDITED)
NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

	Nine Months Ended September 30,
	2011	2010
	(Amounts in thousands)

Net income (loss)	$53,738	$(77,099)
Adjustments to reconcile net income (loss) to net cash provided by operating activities	218,311	180,428
(Decrease) increase in cash resulting from changes in accounts receivable, inventories, other assets, accounts payable, accrued liabilities and other liabilities	(54,828)	10,756

Net cash provided by operating activities	217,221	114,085

Capital expenditures, net of disposal proceeds	(121,177)	(77,639)
Decrease (increase) in restricted cash	9,994	(47,616)
Other investing activities	8,114	4,823

Net cash used in investing activities	(103,069)	(120,432)

Proceeds from issuance of common stock, net of fees and costs of issuance (1)	62,994	—
Repayment of long term debt and capital lease obligations	(189,390)	(42,599)
Net change in accounts receivable securitization obligation	8,500	(8,000)
Other financing activities	(3,573)	(980)

Net cash used in financing activities	(121,469)	(51,579)

Net decrease in cash and cash equivalents	(7,317)	(57,926)
Cash and cash equivalents at beginning of period	47,494	115,862

Cash and cash equivalents at end of period	$40,177	$57,936

Notes to Selected Consolidated Cash Flow Data:

(1)
On January 20, 2011, we issued an additional 6,050,000 shares of our Class A common stock to the underwriters of our IPO at the IPO price of $11.00 per share, less the underwriters’ discount, and received proceeds of $63.2 million in cash, prior to expenses of such issuance, pursuant to the over-allotment option in the underwriting agreement. Of these proceeds, $60.0 million were used in January 2011 to pay down the first lien term loan and $3.2 million were used in February 2011 to pay down our prior accounts receivable securitization facility.